UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2005

IAC/INTERACTIVECORP

(Exact name of Registrant as specified in charter)

Delaware

0-20570

59-2712887

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

152 West 57th Street, New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

The information set forth under Item 5.02 “Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers” is incorporated herein by reference.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 14, 2005, IAC announced that Doug Lebda, 35, was appointed President and Chief Operating Officer of IAC/InterActiveCorp.  In connection with such appointment, Mr. Lebda entered into an Employment Agreement with IAC setting forth the material terms of his employment.  The agreement becomes effective January 1, 2006, will supersede his existing agreement and has a scheduled term through December 31, 2008.  Upon the effective date of the agreement, Mr. Lebda will cease being Chief Executive Officer of LendingTree.

Compensation.  During the term, Mr. Lebda will receive an annual base salary of $750,000 and will be eligible to receive a discretionary annual bonus.

At the time of IAC’s acquisition of LendingTree, LendingTree granted to Mr. Lebda 42.5 restricted common units of LendingTree.  Under the employment agreement, Mr. Lebda and IAC agreed that the units will be treated as follows:  (1) 40% of the units, which are already vested, will remain unchanged by the new agreement; (2) 25% of the units will be exchanged for 200,000 shares of common stock of IAC, which will vest in equal installments on December 31, 2006,  December 31, 2007 and December 31, 2008, based on Employee’s continued employment with IAC and subject to the achievement of performance conditions set by IAC’s compensation committee; (3) 10% of the units will vest on their existing vesting schedule in equal installments on August 8, 2006, August 8, 2007 and February 8, 2008, based on Mr. Lebda’s continued employment with IAC; and (4) 25% of the units will vest on their existing vesting schedule in equal installments on August 8, 2006, August 8, 2007 and February 8, 2008, based on Mr. Lebda’s continued employment with IAC; provided that, if following the end of the term of the agreement (or upon earlier termination of employment), the value of these units is less than the value of between 300,000 and 800,000 shares of IAC common stock (with the number of shares of IAC common stock increasing the higher the value of LendingTree), then these LendingTree units will be exchanged for such number of shares of IAC common stock.  In the event of a termination of employment that does not give rise to acceleration of vesting of Mr. Lebda’s equity (as described below), the exchange described in (4) will occur with respect to the vested LendingTree units and a reduced number of shares of IAC common stock (with the 300,000 to 800,000 share number vesting in three-equal increments on each December 31 of the term).

Severance.  Upon a termination during the term of Mr. Lebda’s employment by IAC without “cause” (and other than by reason of his death or disability) or by Mr. Lebda for “good reason” (as such terms are defined in the agreement), subject to Mr. Lebda’s execution and non-revocation of a release and compliance with the restrictive covenants described below, IAC will continue to pay Mr. Lebda his salary for the remainder of the term and the vesting of all equity described herein will accelerate.

Restrictive Covenants.  Pursuant to the agreement, Mr. Lebda is bound by a covenant not to compete with IAC’s businesses which will report directly or indirectly to Mr. Lebda and a covenant not to solicit IAC’s employees or business partners during the term of his employment and for two years after termination of employment for any reason.  In addition, Mr. Lebda agreed not to use or disclose any confidential information of IAC or its affiliates.

Business Experience.  Mr. Lebda founded LendingTree in 1996, and has been its Chief Executive Officer since September 1998.  Prior to that time, Mr. Lebda served as Chairman of the Board and President of LendingTree.  Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PriceWaterhouseCoopers.  Mr. Lebda holds a bachelor of business administration degree from Bucknell University.  He sits on the Bucknell University Alumni Association Board of Directors and the Board of Trustees for the Darden School Foundation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

By:	/s/ Gregory R. Blatt
Name:	Gregory R. Blatt
Title:	Executive Vice President and
General Counsel

Date:  December 16, 2005